Exhibit 10.3

PROTOKINETIX, INCORPORATED
DIRECTOR CONSULTING AGREEMENT

This DIRECTOR CONSULTING AGREEMENT (the "Agreement") is made and entered into as of July 1, 2015 (the "Effective Date"), by and between ProtoKinetix, Incorporated, a Nevada corporation ("Company"), and Edward P. McDonough, an individual the ("Director").

WHEREAS, the Company is a bio-technology company in the business of developing anti-aging glycoproteins ("AAGP") for the purpose of enhancing cell survival and health in various applications including transplant procedures, engraftment of tissue and cell preservation; and

WHEREAS, the Company has requested that the Director become a member of the Board of Directors of the Company due to his profession as a certified public accountant and his financial experience;

WHEREAS, the Company desires the Director to perform certain services for the Company and the Director has agreed to provide such services, on the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Director agree as follows:

1.            Services.

(a)            General Services.  During the Term (as defined below) of this Agreement the Director will provide the Company with such services as services specified herein on a proactive basis or as the Company may request, from time to time, as is normally expected of a director of a public company including but not limited to the following (the "Services"):

(i)            Act as chairman of the Company's audit committee;

(ii)           Provide advice in the evaluation of qualified, capable, reputable individuals, to fill director and management positions and thereby attempt to develop a superior management and operational capability for the Company;

(iii)          Provide advice in the preparation by the Company of information presentations, planning of approaches and analysis of financial proposals and presentations for the solicitation of expressions of interest of, contracting of, and closing of financings with potential investors;

(iv)          Provide advice with respect to corporate structuring and financing, including mergers, reverse mergers, spin-offs, acquisitions and dispositions;

(v)           Provide advice with respect to public company issues;

(vi)         Provide advice in the identification and development of strategic alliances, partnerships, and joint ventures; and

(vii)       Provide such other advice as the board or management may reasonably request.

Notwithstanding anything to the contrary herein, the Director shall not be required to spend any set number of hours, but shall use commercially reasonable efforts to fulfill its obligations hereunder.

2.            Compensation.

(a)            Equity Grants.  As of the Effective Date, the Director will receive an equity grant with the following terms:

(i)	The Director shall receive options to purchase 1,000,000 shares of common stock of the Company with the following terms:

a.	An exercise price of $0.10;
b.	A term of two years; and
c.	Which shall vest monthly in equal installments beginning July 31, 2015.

(b)            Expenses.  During the Term the Company shall reimburse the Director for all written invoiced and substantiated expenses incurred with respect to the Services within 30 days of invoice.  The Company shall not be responsible for any single expense of $500 or aggregate expenses exceeding $1,000 in any one month without prior approval.

3.            Ownership.

(a)            Ownership of Work Products.  To the extent that the Services provided hereunder include original material subject to copyright (referred to as "Work Product"), the Director agrees that the Services are done as a "work for hire" as that term is defined under U.S. copyright law, and that as a result, the Company shall own all copyrights in and to the Work Product.  To the extent that the Work Product does not qualify as a work for hire under applicable law, and to the extent that the Work Product includes material subject to copyright, patent, trade secret, or other proprietary right protection, the Director hereby assigns to the Company, its successors and assigns, all right, title and interest in and to the Work Product, including all copyrights, patents, trade secrets, and other proprietary rights therein (including renewals thereof).  The Director shall execute and deliver such instruments and take such other action as may be required and requested by the Company to carry out the assignment contemplated by this paragraph.  To the extent permitted by applicable law, the Director hereby waives all moral rights in and to the Work Product.

(b)            License for Prior Works.  By incorporating into any Services any original work or authorship created prior to this Agreement ("Prior Works"), the Director thereby grants the Company a worldwide, perpetual, nonexclusive, transferable license to use, distribute, publish, or publicly display such Prior Works and modify such Prior Works as incorporated into the Services.
(c)            Ownership of Equipment.  Unless otherwise expressly set forth elsewhere in this Agreement, any and all tangible equipment, materials, documentation, or other items provided by the Company in connection with this Agreement shall remain the property of the Company.

(d)            Ownership of Intellectual Property.  The Company shall retain title to and all rights in all intellectual property provided by the Company in connection with the Services, including, but not limited to, any know-how related to the Services or products provided or developed in the course of the Director's Services or the creation of Work Product, such as hardware, software, data, media or other tools or technologies.
4.            Confidentiality and Compliance.

(a)            Nature of Confidential Information.  In this Agreement, "Confidential Information" includes, but is not limited to, information, whether or not in written form, which has a business purpose and is not known or generally available from sources outside the Company or typical of industry practice, including but not limited to, the Company's internal structure, financial affairs, programs, software systems, procedures, manuals, confidential reports, marketing methods, the amount, nature and type of services and methods used and preferred by the Company's vendors and customers and the fees paid by such persons or entities; the identity of the Company's present and prospective customers and vendors; customer and vendor lists; any data relating to a customer or vendor of the Company; the Company's business arrangements and costs; and information regarding earnings, forecasts, reports and technical data of the Company, provided that Confidential Information does not include:

(i)	Information that is in the public domain at the date hereof or becomes part of the public domain after the date hereof through no act or omission of the Director;

(ii)	Information which the Director can prove was in its possession prior to the date hereof and was not acquired by the Director from the Company or any person under a confidentiality obligation to the Company;

(iii)	Documents or information independently developed by or for the Director; and

(iv)	Information received by the Director without restriction as to disclosure from a third party who has the lawful right to disclose the same.

(b)            Agreement to Keep Information Confidential.  The Director acknowledges the confidential and proprietary nature of the Confidential Information, shall keep all Confidential Information in strict confidence and will not disclose or dispose of any Confidential Information to any third party.  The Director may, however, disclose the Confidential Information to its officers, employees, advisers and agents who need to know the Confidential Information for the purposes of the evaluating and assessing the Confidential Information.  All individuals receiving any Confidential Information under this Agreement shall be directed by the Director to treat the Confidential Information confidentially pursuant to the terms of this Agreement.  Nothing in this Agreement prevents the Director from disclosing any Confidential Information as may be required by applicable law, regulation, court order or securities regulatory authority.

(c)            No-Trade.  The Director acknowledges that it may be in possession of material nonpublic information which is considered to be any information concerning the Company that is both (i) material (meaning the average investor would want to know such information before deciding whether to buy, sell or hold securities of the Company, or, in other words, information that could affect the market price of Company securities); and (ii) nonpublic (meaning the information has not been disclosed in the Company's filings with the SEC or in a press release issued by the Company that has been broadly disseminated to the investing public).  Information is not considered public until the second business day after such disclosure in an SEC filing or press release.  If such material nonpublic information is disclosed to the public, the Director may not trade in Company securities until the second business day after such disclosure (i.e., the second day after the applicable SEC filing or press release).  The prohibition on trading while in possession of Material Nonpublic Information continues for as long as any information the Director has is both material and non-public and can continue even after the Director's engagement with the Company has terminated.

(d)            Compliance with Laws.  The Director shall comply with all laws, whether federal, provincial or state, applicable to the Director position or Services provided.  The Director may, at his option, retain counsel experienced in these matters to work with the Director and the fees and disbursements of such counsel and accountants will be paid for by the Company, provided that the Director has obtained the prior written approval of the Company to incur such expenses.

5.            Termination.

(a)            Term. This Agreement shall commence as of the Effective Date and continue until December 31, 2015 unless either party provides ten days' written notice of earlier termination of the Agreement, (the "Term").  The Director will return to the Company upon expiration of the Term all amounts advanced to the Director for Services not provided as of the date of termination.

(b)            Survival.  In the event of termination of this Agreement for any reason, Sections 3 through 6 shall survive indefinitely.

6.            Indemnification.

(a)            Indemnification.  The Company shall indemnify and hold harmless the Director from and against any claims, damages, losses or expenses incurred by the Director which arise out of any acts or omissions taken in good faith by the Director in connection with or related to the Director's performance of the Services.

7.            General Terms.

(a)            Return of Work Product.  The Director agrees, promptly upon completion of the Services or other termination of this Agreement, to deliver to the Company all Work Product and to return all notes, designs, code, storage devices, documents and any other Company materials, including Confidential Information.  The Director shall not retain any such materials without the Company's written approval.

(b)            No Employer-Employee Relationship.  The Company and the Director understand, acknowledge, and agree that the Director's relationship with the Company will be that of an "independent contractor" and not that of an employee.  The Director will be an "independent contractor" and the Director will be entitled to work at such times and places as the Director determines appropriate, will not be under the direction or control of the Company or the manner in which the Director performs the Services.  The Director will not be entitled to any of the benefits which the Company may make available to its employees (which benefits may in the future include, but not be limited to, group health or life insurance, profit-sharing or retirement benefits).

(c)            Taxes.  The Director is and will be solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority (including, but not limited to Social Security, federal, state, Medicare, and all of other taxes) with respect to the performance of Services and receipt of fees under this Agreement.  No part of the compensation payable to the Director will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes.

(d)            Client Solicitation.  While providing Services to the Company, the Director shall not solicit work, remuneration or other benefits of any kind directly from any the Company contacts or affiliates without the express, prior written consent of the Company.

(e)            Notices.  All notices, demands, requests, or other communications that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be sent by email, next-day courier, or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, addressed as follows:

If to the Company: ProtoKinetix, Incorporated Attn: Clarence E. Smith, President & CEO 9176 South Pleasants Highway St. Marys, WV 26170 Tel: 304-299-5070 Email: csmith@protokinetix.com	With a copy to: Burns Figa & Will PC Attn: Victoria B. Bantz, Esq. 6400 S. Fiddlers Green Cir., #1000 Greenwood Village, CO 80111 Tel: 303-796-2626 Email: vbantz@bfwlaw.com

If to Consultant: Edward P. McDonough 1226 Washington Avenue Parkersburg, WV 26101 Tel: 304-428-8091 Email: ed.mcdonough@mepb.com

(f)            Assignment.  This Agreement may not be assigned by either party without prior written consent of the other.

(g)            Entire Agreement. This Agreement, not including any other agreement pursuant to which securities of the Company are issued to the Director, represents the entire agreement between the parties and supersedes all prior negotiations, representations, agreements, arrangements, and understandings, if any, either written or oral, between the parties with respect to the subject matter of this Agreement, none of which shall be used to interpret or construe this Agreement.  If any term, covenant, condition or provision of this Agreement or the documents and instruments executed and delivered in connection herewith is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(h)            Law Governing.  This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada even though the Director may perform services or reside in other states.

(i)            Amendments.  Neither party may amend this Agreement or rescind any of its existing provisions without the prior written consent of the other party.

(j)            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and will become effective and binding upon the parties at such time as all of the signatories hereto have signed a counterpart of this Agreement.  All counterparts so executed shall constitute one Agreement binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart.  In all other respects, this Agreement shall continue to remain in full force and effect.  Facsimile or .pdf transmissions containing signatures shall be considered delivery and shall be deemed binding.

(k)            Remedies. As the violation by the Director of the provisions of Sections 3 and/or 4 of this Agreement would cause irreparable injury to the Company, and there is no adequate remedy at law for such violation, the Company shall have the right to seek specific performance or injunctive relief against the Director without the posting of a bond or other security.  The remedies available with respect to the rights and obligations under this Agreement are cumulative, and this section shall not be construed to limit in any manner whatsoever any other rights or remedies that may be available for any breach of this Agreement.

8.            Venue.  All disputes arising out of or relating to this Agreement and all actions to enforce this Agreement shall be adjudicated in the state or federal courts located in Denver, Colorado.  The parties hereto irrevocably submit to the jurisdiction of such courts in any suit, action or proceeding relating to any such dispute.  So far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process or as permitted by law, shall be necessary in order to confer jurisdiction upon the undersigned in any such court.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Director Consulting Agreement as of the date set forth above.

ProtoKinetix, Incorporated By: /s/Clarence E. Smith Clarence E. Smith, President and CEO	Director: /s/Edward P. Mc Donough Edward P. McDonough